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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. __________) *


                              SKECHERS U.S.A., INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   830566 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

             June 9, 1999 (Effective Date of Registration Statement)
--------------------------------------------------------------------------------
              Date of Event which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [x]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 830566 10 5              SCHEDULE 13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Michael Greenberg
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)   [ ]
          Inapplicable                                                (b)   [ ]
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,781,415
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,781,415
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,781,415 Shares of Class B Common Stock convertible at any time on request of the stockholder on a share for share basis to Class A Common Stock.
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                         [ ]

          Inapplicable
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.8%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          IN
          ---------------------------------------------------------------------

ITEM 1.

   (a) NAME OF ISSUER - Skechers U.S.A., Inc.

   (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES - 228 Manhattan Beach Blvd., Manhattan Beach, California 90266.

ITEM 2.

   (a) NAMES OF PERSON FILING - Michael Greenberg

   (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE - 228 Manhattan Beach Blvd., Manhattan Beach, California 90266.

   (c) CITIZENSHIP - Michael Greenberg - United States

   (d) TITLE OF CLASS OF SECURITIES - Class A Common Stock

   (e) CUSIP NUMBER - 830566 10 5

ITEM 3.

   (a) [ ] Broker or Dealer registered under Section 15 of the Act

   (b) [ ] Bank as defined in section 3(a)(6) of the Act

   (c) [ ] Insurance Company as defined in section 3(a)(19) of the act

   (d) [ ] Investment Company registered under section 8 of the Investment Company Act

   (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

   (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-l(b)(l)(ii)(F)

   (g) [ ] Parent Holding Company, in accordance with Section
           240.13d-l(b)(ii)(G) (Note: See Item 7)

   (h) [ ] Group, in accordance with Section 240.13d-l(b)(l)(ii)(J)

ITEM 4. OWNERSHIP

   (a) AMOUNT BENEFICIALLY OWNED - 2,781,415

   (b) PERCENT OF CLASS - 9.8%

   (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

       (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE -
              Michael Greenberg - 2,781,415

       (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE -
              Michael Greenberg - 0

       (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF - Michael Greenberg - 2,781,415

       (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF - Michael Greenberg - 0

ITEM 5. OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS


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   If this Statement is being filed to report the fact that as of the date hereof the reporting person has chosen to be the beneficial owner of more than five percent of the class of security, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON

   Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING COMPANY

   Inapplicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

   Inapplicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

   Inapplicable.

ITEM 10. CERTIFICATION

   By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE


   After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2000


                                           Signature: /s/ MICHAEL GREENBERG
                                                     ---------------------------
                                           Name: Michael Greenberg



   ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)